EXHIBIT 99.1
Complete Production Services, Inc. Reports Fourth Quarter and Full Year 2008 Earnings
Houston, February 2, 2009 (Business Wire) — Complete Production Services, Inc. (NYSE: CPX) today reported 2008 revenue of $1.84 billion, an increase of 23% over 2007. Earnings before interest, taxes, depreciation, amortization and impairment charge (EBITDA, as defined below) totaled $506.5 million, a 15% year over year increase. 2008 net income from continuing operations was $171.5 million, or $2.30 per diluted share, before a goodwill impairment charge of $272.0 million, or $3.40 per diluted share, incurred in the fourth quarter of 2008. This compares to 2007 net income from continuing operations of $163.2 million, or $2.23 per diluted share, before a goodwill impairment charge of $13.1 million, or $0.18 per share, incurred in the fourth quarter of 2007.
Fourth quarter revenue was $487.1 million, an increase of 25% over the fourth quarter of 2007 and a one percent decrease sequentially. EBITDA totaled $124.9 million, a 13% year over year increase and a decrease of 13% from third quarter 2008. Fourth quarter net income from continuing operations was $37.6 million, or $0.50 per diluted share before the goodwill impairment charge. This compares to fourth quarter 2007 net income from continuing operations of $40.1 million, or $0.55 per diluted share before the impairment charge, and third quarter 2008 net income from continuing operations of $52.3 million, or $0.70 per diluted share.
Revenue for the Completion and Production Services segment during the fourth quarter of 2008 was $407.3 million, an increase of 25% year over year and down 3% sequentially. Segment EBITDA was $120.4 million, an increase of 19% over the same period for the prior year, and a decrease of 10% from the prior quarter. Year over year growth in the Completion and Production Services segment was primarily the result of investments in pressure pumping, coiled tubing and well servicing operations. Sequential results benefited from recently completed acquisitions in the Haynesville and Marcellus Shales, strong results in Mexico and a reduction in fuel costs. These factors were more than offset by a substantial drop in U.S. and Canadian activity levels, the completion of a long-term coiled tubing drilling project in October 2008, and year-end holidays. Lower volume and some pricing pressure contributed to margin erosion in the fourth quarter of 2008.
Fourth quarter Drilling Services segment revenue and EBITDA were $61.4 million and $14.0 million, respectively. Revenue increased 13% over the same period in 2007 and decreased one percent compared to the prior quarter. Segment EBITDA decreased two percent compared to the fourth quarter of 2007 and 18% compared to the third quarter of 2008. Lower results were primarily due to lower utilization rates in both contract drilling and rig logistics operations as well as increasing pricing pressures.

Fourth quarter results include a $272.0 million, pre-tax, non-cash goodwill impairment charge pursuant to Statement of Financial Accounting Standards No. 142. The annual goodwill impairment testing is materially affected by current valuations in both the equity and debt markets as well as near-term market outlook.
“After a record third quarter for CPX, a sharp reduction in commodity prices, concerns regarding the credit markets and general economic uncertainty led to rapidly deteriorating market conditions beginning in November,” commented Joe Winkler, Chairman and CEO. “Although the fourth quarter was difficult, overall it was a good year for CPX. We achieved the objectives we established at the beginning of 2008 including the divestiture of non-core businesses, solidifying market positions for our core service offerings in key resource play basins, expanding into the Haynesville and Marcellus Shale basins and reducing our leverage ratio.”
“Activity levels continue to weaken into February and it is still difficult to predict the magnitude and duration of this down-turn. During this challenging time, we intend to protect our market position, focus on execution at the field level, appropriately reduce our cost structure and significantly reduce our capital expenditures. We believe our people, capital structure and strong positions in unconventional resource play basins will present a unique opportunity to create future value,” concluded Mr. Winkler.
Complete Production Services, Inc. is a leading oilfield service provider focused on the completion and production phases of oil and gas wells. The company has established a significant presence in unconventional oil and gas plays in North America that it believes have the highest potential for long-term growth.
Conference Call
Complete will hold a conference call to discuss full year and fourth quarter 2008 results on Tuesday, February 3, at 11:00 a.m. Eastern Time. To participate in the live conference call, dial 866-578-5784 at least ten minutes prior to the scheduled start of the call. When prompted, provide the passcode: 99044208. The conference call will be available for replay beginning at 2:00 p.m., February 3, 2009 and will be available until February 10, 2009. To access the conference call replay, please call 888-286-8010 and use the passcode: 60519195. The call is also being webcast and can be accessed at our website at www.completeproduction.com.
The foregoing contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are those that do not state historical facts and are, therefore, inherently subject to risk and uncertainties. The forward-looking statements included herein are based on current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Such risks and uncertainties include, among other things, risks associated with the general nature of the oilfield service industry. The company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this press release.
Management evaluates the performance of Complete’s operating segments using a non-GAAP financial measure, EBITDA. EBITDA is calculated as net income from continuing operations before net interest expense, taxes, depreciation and amortization, impairment charge, and minority interest. EBITDA is not a substitute for the GAAP measures of earnings and cash flow. EBITDA is used in this press release because our management considers it an important supplemental measure of performance and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry.
For more information, please contact:
Jose Bayardo
Vice President and Chief Financial Officer
281-372-2325

Complete Production Services, Inc.
Consolidated Statements of Operations
For the Quarters and Years Ended December 31, 2008 and 2007
(in thousands, except per share data)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenue:
Services	$468,645	$379,339	$1,779,452	$1,454,586
Products	18,413	9,663	59,102	40,857

	487,058	389,002	1,838,554	1,495,443

Cost of services	291,434	227,704	1,091,885	846,942
Cost of products	14,476	5,878	41,914	27,621
General and administrative expense	56,286	45,387	198,252	179,027
Depreciation and amortization	51,114	36,840	181,097	131,353

	413,310	315,809	1,513,148	1,184,943

Income from continuing operations before interest, taxes and minority interest	73,748	73,193	325,406	310,500

Interest expense	15,477	14,735	59,729	61,328
Interest income	(59)	(55)	(301)	(325)
Goodwill impairment charge	272,006	13,094	272,006	13,094

Income from continuing operations before minority interest and taxes	(213,676)	45,419	(6,028)	236,403

Minority interest, net of tax	—	(342)	—	(569)

Income from continuing operations before taxes	(213,676)	45,761	(6,028)	236,972

Tax provision	879	18,753	74,568	86,851

Income from continuing operations	$(214,555)	$27,008	$(80,596)	$150,121

Income (loss) from discontinued operations (net of tax)	—	1,814	(4,859)	11,443

Net income	$(214,555)	$28,822	$(85,455)	$161,564

Basic earnings per share:
Continuing operations	$(2.87)	$0.37	$(1.10)	$2.09
Discontinued operations	$—	$0.03	$(0.06)	$0.15

	$(2.87)	$0.40	$(1.16)	$2.24

Diluted earnings per share:
Continuing operations	$(2.87)	$0.37	$(1.10)	$2.05
Discontinued operations	$—	$0.02	$(0.06)	$0.15

	$(2.87)	$0.39	$(1.16)	$2.20

Weighted average shares outstanding:
Basic	74,718	72,343	73,600	71,991
Diluted	74,718	73,514	73,600	73,352

Complete Production Services, Inc.
Condensed Consolidated Balance Sheets
As of December 31, 2008 and 2007
(in thousands)

	December 31,	December 31,
	2008	2007
	(unaudited)	(unaudited)
Assets:
Current assets	$456,768	$378,018
Property, plant and equipment, net	1,166,453	1,013,190
Goodwill	342,210	549,130
Other long-term assets	39,698	31,064
Discontinued operations/held for sale	—	83,357

Total assets	2,005,129	2,054,759

Liabilities and stockholders’ equity:
Current liabilities	134,271	159,840
Long-term debt	843,842	825,985
Long-term deferred tax liabilities	157,282	126,821
Discontinued operations/held for sale	—	11,790

Total liabilities	1,135,395	1,124,436

Common stock	748	725
Treasury stock	(202)	(202)
Additional paid-in capital	623,988	581,404
Retained earnings	232,080	317,535
Cumulative translation adjustment	13,120	30,861

Total stockholders’ equity	869,734	930,323

Total liabilities and stockholders’ equity	$2,005,129	$2,054,759

Complete Production Services, Inc.
Cash Flow Data
For the Year Ended December 31, 2008
(in thousands)

December 31,
2008
(unaudited)
Cash flows provided by/(used for):
Operating activities	$350,448
Investing activities:
Capital expenditures	$(253,815)
Other investing activities	$(120,322)
Financing activities	$27,990

Complete Production Services, Inc.
Consolidated Segment Information
For the Quarters Ended December 31, 2008 and 2007, and September 30, 2008
and for the Years Ended December 31, 2008 and 2007
(in thousands, except percentages)

	Quarter Ended
	December 31,	December 31,	September 30,
	2008	2007	2008
	(unaudited)	(unaudited)	(unaudited)
Revenue:
Completion and production services	$407,252	$325,168	$417,788
Drilling services	61,393	54,171	62,208
Products	18,413	9,663	13,237

Total revenues	$487,058	$389,002	$493,233

EBITDA: (1)
Completion and production services	$120,436	$101,009	$133,229
Drilling services	14,010	14,368	17,005
Products	2,468	2,728	3,387
Corporate and other	(12,052)	(8,072)	(9,885)

Total EBITDA	$124,862	$110,033	$143,736

EBITDA as a % of Revenue:
Completion and production services	29.6%	31.1%	31.9%
Drilling services	22.8%	26.5%	27.3%
Products	13.4%	28.2%	25.6%
Total	25.6%	28.3%	29.1%

	Year Ended
	December 31,	December 31,
	2008	2007
	(unaudited)	(unaudited)
Revenue:
Completion and production services	$1,545,348	$1,242,314
Drilling services	234,104	212,272
Products	59,102	40,857

Total revenues	$1,838,554	$1,495,443

EBITDA: (1)
Completion and production services	$473,376	$398,628
Drilling services	58,743	61,418
Products	12,677	9,943
Corporate and other	(38,293)	(28,136)

Total EBITDA	$506,503	$441,853

EBITDA as a % of Revenue:
Completion and production services	30.6%	32.1%
Drilling services	25.1%	28.9%
Products	21.4%	24.3%
Total	27.5%	29.5%

(1)	EBITDA is a non-GAAP measure used by management, as defined in the last paragraph of this press release.

Complete Production Services, Inc.
Reconciliation of EBITDA to the Most Comparable GAAP Measure
For the Quarters Ended December 31, 2008 and 2007 and September 30, 2008
And the Years Ended December 31, 2008 and 2007
(unaudited, in thousands)

	Completion
	& Production	Drilling		Corporate &
	Services	Services	Products	Other	Total
Quarter Ended December 31, 2008:
EBITDA	$120,436	$14,010	$2,468	$(12,052)	$124,862
Depreciation & amortization	44,301	5,434	775	604	51,114
Impairment charge	243,203	27,410	1,393	—	272,006

Operating income (loss)	$(167,068)	$(18,834)	$300	$(12,656)	$(198,258)

Quarter Ended December 31, 2007:
EBITDA	$101,009	$14,368	$2,728	$(8,072)	$110,033
Depreciation & amortization	31,530	4,112	529	669	36,840
Impairment charge	13,094	—	—	—	13,094

Operating income (loss)	$56,385	$10,256	$2,199	$(8,741)	$60,099

Quarter Ended September 30, 2008:
EBITDA	$133,229	$17,005	$3,387	$(9,885)	$143,736
Depreciation & amortization	41,169	5,223	657	646	47,695

Operating income (loss)	$92,060	$11,782	$2,730	$(10,531)	$96,041

Year Ended December 31, 2008:
EBITDA	$473,376	$58,743	$12,677	$(38,293)	$506,503
Depreciation & amortization	156,198	19,961	2,537	2,401	181,097
Impairment charge	243,203	27,410	1,393	—	272,006

Operating income (loss)	$73,975	$11,372	$8,747	$(40,694)	$53,400

Year Ended December 31, 2007:
EBITDA	$398,628	$61,418	$9,943	$(28,136)	$441,853
Depreciation & amortization	112,836	14,572	2,064	1,881	131,353
Impairment charge	13,094	—	—	—	13,094

Operating income (loss)	$272,698	$46,846	$7,879	$(30,017)	$297,406

Complete Production Services, Inc.
Reconciliation of Earnings Per Share per GAAP to Earnings Per Share Less
Impairment Charge
For the Quarters and Years Ended December 31, 2008 and 2007
(unaudited, in thousands)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Net income (loss) from continuing operations, as reported	$(214,555)	$27,008	$(80,596)	$150,121
Add: Impairment charge	272,006	13,094	272,006	13,094
Less: Tax benefit recognized from goodwill impairment	(19,863)	—	(19,863)	—

Adjusted net income (loss) from continuing operations	$37,588	$40,102	$171,547	$163,215
Net income (loss) from discontinued operations, as reported	—	1,814	(4,859)	11,443

Adjusted net income (loss)	$37,588	$41,916	$166,688	$174,658

Basic weighted average shares outstanding, as reported	74,718	72,343	73,600	71,991
Add: Dilutive securities:
Stock options	165	866	649	1,078
Restricted shares	229	305	306	283

Adjusted diluted weighted average shares	75,112	73,514	74,555	73,352

Diluted earnings per share, as reported:
Continuing operations	$(2.87)	$0.37	$(1.10)	$2.05
Discontinued operations	$—	$0.02	$(0.06)	$0.15

	$(2.87)	$0.39	$(1.16)	$2.20

Adjusted diluted earnings per share:
Continuing operations	$0.50	$0.55	$2.30	$2.23
Discontinued operations	$—	$0.02	$(0.06)	$0.15

	$0.50	$0.57	$2.24	$2.38